FOR IMMEDIATE RELEASE
February 21, 2017

CONTACT: Eric Amig
(212) 441-6807
Brian Finnegan
(212) 441-6877

FEDERAL HOME LOAN BANK OF NEW YORK ANNOUNCES
FOURTH QUARTER AND FULL-YEAR 2016 OPERATING HIGHLIGHTS

New York, New York — The Federal Home Loan Bank of New York (“FHLBNY”) today released its unaudited financial highlights for the quarter and year ended December 31, 2016. In the fourth quarter of 2016, the FHLBNY earned $122.8 million in net income, a decrease of $45.6 million, or 27.1 percent, from net income of $168.4 million for the fourth quarter of 2015. The year-over-year decrease in income in the fourth quarter of 2016 was due mainly to significant member prepayment activity during the fourth quarter of 2015. Return on average equity (“ROE”) for the fourth quarter of 2016 was 6.65 percent, compared to ROE of 10.67 percent for the fourth quarter of 2015. The FHLBNY’s net income for 2016 was $401.2 million, a decrease of $13.6 million, or 3.3 percent, from net income of $414.8 million for 2015. The FHLBNY’s ROE for 2016 was 5.86 percent, compared to ROE of 6.61 percent for 2015.

“Our cooperative thrived in 2016, despite operating in an environment which was often challenging and uncertain,” said José R. González, president and CEO of the FHLBNY. “The stability of our franchise and the reliability of our funding positions us as a trusted partner for our members. This stability benefited our cooperative and our members throughout 2016, with record levels of advances and strong results. We performed well last year, and we continue to strengthen our franchise and enhance member value.”

As of December 31, 2016, total assets were $143.6 billion, an increase of $20.4 billion, or 16.6 percent, from total assets of $123.2 billion as of December 31, 2015. The increase in total assets was primarily the result of an increase in advances during the period. As of December 31, 2016, advances were $109.3 billion, an increase of $15.4 billion, or 16.4 percent, from $93.9 billion as of December 31, 2015.

As of December 31, 2016, total capital was $7.6 billion, an increase of $0.9 billion from total capital of $6.7 billion at December 31, 2015. The FHLBNY’s retained earnings increased during 2016 by $141.8 million to $1.4 billion as of December 31, 2016, of which approximately $1 billion is unrestricted retained earnings and approximately $383.3 million is restricted retained earnings. At December 31, 2016, the FHLBNY met its regulatory capital ratios and liquidity requirements.

The FHLBNY allocated $44.8 million from its 2016 earnings for its Affordable Housing Program, a decrease of $1.4 million, or 3.1 percent, from the Affordable Housing Program allocation in 2015.

The FHLBNY will publish its 2016 audited financial results in its Form 10-K filing with the Securities and Exchange Commission, which is expected to be filed on or about March 20, 2017.

Federal Home Loan Bank of New York
The Federal Home Loan Bank of New York is a Congressionally chartered, wholesale Bank. It is part of the Federal Home Loan Bank System, a national wholesale banking network of 11 regional, stockholder-owned banks. As of December 31, 2016, the FHLB of New York serves 325 financial institutions in New Jersey, New York, Puerto Rico, and the U.S. Virgin Islands. The Federal Home Loan Banks support the efforts of local members to help provide financing for America’s homebuyers.

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.